EXHIBIT 4.16

San Antonlos Resources Inc.
P.O. Box 10073 West Georgia St.,
Vancouver, B.C.
V7Y 186

DEBT WAIVER AGREEMENT

THIS AGREEMENT is dated for reference the 2nd day of July, 2002.

The undersigned, ANTONIOS KRIPOTOS. hereby agrees to waive the outstanding accrued salary amount of $144,000 on the books of the company and any other payments made by me to or on behalf of San Antonios Resources Inc. or its subsidiary San Antonios Resources (USA) Inc. up until such time as I remain a Director of the company.

Yours faithfully,

/s/ Antonios Kripotos

President
SAN ANTONIOS RESOURCES INC.